UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): August 31, 2012

CHINA BIOLOGIC PRODUCTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34566	75-2308816
(State or other jurisdiction of	(Commission File No.)	(IRS Employer ID No.)
incorporation or organization)

18th Floor, Jialong International Building
19 Chaoyang Park Road
Chaoyang District, Beijing 100125
People’s Republic of China
(Address of Principal Executive Offices)

86-10-6698-3166
Registrant's telephone number, including area code

____________________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

As previously disclosed, Mr. Ming Yang was appointed as Chief Financial Officer (“CFO”) of China Biologic Products, Inc. (the “Company”), effective August 7, 2012. On August 31, 2012, the Company entered into an employment agreement with Mr. Yang, pursuant to which the Company agreed to pay Mr. Yang an annual base salary of RMB1,242,756 (approximately $195,760) as consideration for the performance of his duties as CFO. Mr. Yang will be eligible to receive additional bonus compensation as may be awarded from time to time by the Board of Directors of the Company (the “Board”) in its sole discretion. The employment agreement also provides that if Mr. Yang’s employment is terminated by the Company without cause, Mr. Yang will be entitled to receive a cash severance payment equal to 12 months of his then current base salary, payable in 12 equal monthly installments, and that if Mr. Yang’s employment is terminated by the Company upon certain merger or consolidation of the Company or sale or disposition of all or substantially all of the Company’s assets, Mr. Yang will be entitled to receive a cash severance payment equal to 18 months of his then current base salary, payable in 18 equal monthly installments. Also on August 31, 2012, Mr. Yang was granted 25,000 shares of the Company’s restricted stock and an option to purchase 50,000 shares of the Company’s common stock at an exercise price of $9.85 under our 2008 Equity Incentive Plan (the “2008 Plan”), each vesting annually over a 4-year period in four equal portions, with the initial vesting date being September 1, 2013. The description of the terms of the employment agreement is qualified by reference to the provisions of the employment agreement filed as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated by reference herein.

On August 31, 2012, the Company granted an aggregate of 120,000 shares of restricted stock and options to purchase an aggregate of 530,000 shares of the Company's common stock under the 2008 Plan to certain directors and employees, pursuant to restricted stock grant agreements and stock option agreements between the Company and each of these directors and employees, including:

  an option to purchase 300,000 shares of the Company's common stock granted to Mr. David (Xiaoying) Gao, Chief Executive Officer and Chairman of the Board;

  25,000 shares of the Company’s restricted stock and an option to purchase 50,000 shares of the Company's common stock granted to Mr. Ming Yang, our CFO, as disclosed above;

  an aggregate of 50,000 shares of the Company’s restricted stock and an option to purchase an aggregate of 150,000 shares of the Company’s common stock granted to other employees; and

  an aggregate of 45,000 shares of the Company’s restricted stock and options to purchase an aggregate of 30,000 shares of the Company’s common stock granted to non-executive directors, Mr. Bing Li, Mr. Wenfang Liu, Mr. Yungang Lu, Mr. Sean Shao, Mr. Zhijun Tong and Mr. Albert (Wai Keung) Yeung.

The restricted stock and options granted to each of the non-executive directors will vest on September 1, 2013. The restricted stock and options granted to each of the executives will vest annually over a 4-year period in four equal portions, with the first portion vesting on September 1, 2013. The options have an exercise price of $9.85 per share and will expire on August 31, 2022.

There is no family relationship between any directors or executive officers of the Company named above. In addition, there has been no transaction, nor is there any currently proposed transaction, between the Company and any of the directors or executive officers of the Company named above that would require disclosure under Item 404(a) of Regulation S-K.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit Number	Description
10.1	Employment Agreement between Ming Yang and China Biologic Products, Inc., dated August 31, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 7, 2012	CHINA BIOLOGIC PRODUCTS, INC.

By: /s/ David (Xiaoying) Gao
       David (Xiaoying) Gao
       Chief Executive Officer